EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of our subsidiaries:

Name	State or Other Jurisdiction of Incorporation	Name Under Which Does Business
LeMaitre Vascular GmbH	Germany	Same
LeMaitre Vascular GK	Japan	Same
LeMaitre Acquisition LLC	Delaware	Same
LeMaitre Vascular SAS	France	Same
LeMaitre Vascular Spain, S.L.	Spain	Same
LeMaitre Vascular S.r.l.	Italy	Same
Vascutech Acquisition LLC	Delaware	Same
LeMaitre Vascular ULC	Canada	Same
LeMaitre Vascular Switzerland GmbH	Switzerland	Same
LeMaitre Vascular AS	Norway	Same
LeMaitre Vascular Pty Ltd	Australia	Same
LeMaitre Medical Technology (Shanghai) Co., Ltd.	China	Same
LeMaitre Vascular, Ltd	United Kingdom	Same
Bio Nova Holdings Pty Ltd	Australia	Same
Bio Nova International Pty Ltd	Australia	Same
Bio Nova Europe Limited	United Kingdom	Same